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                                                                    Exhibit 10.7

                           STOCK REDEMPTION AGREEMENT
                           --------------------------


     THIS AGREEMENT, Made this 15th day of October, 1991, between STEVEN R. WILLIAMS, of 137 Ashford Drive, Bridgeport, West Virginia 26330, party of the first part, herein sometimes referred to as "the Executive," and PETROLEUM DEVELOPMENT CORPORATION, a Nevada corporation, with offices at 103 East Main Street, Bridgeport, West Virginia 26330, party of the second part, herein sometimes referred to as "the Corporation.

     WHEREAS, the Executive is one of the principal operating officers of the Corporation and is a substantial owner of shares of the Corporation; and

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation that the stock owned by the Executive be acquired by the Corporation upon his death and not offered to the public; and

     WHEREAS, the Corporation has arranged to provide funds necessary to acquire a part or all of the stock of such deceased Executive through an insurance policy or policies on the life of the Executive.

     IT IS THEREFORE AGREED;

     1.   INSURANCE.  The Corporation has acquired and carries insurance on the
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life of the Executive in the face amount of One Million Dollars ($1,000,000.00), naming itself the beneficiary of such policy or policies. Said policy(ies) shall be maintained in effect by the Corporation in an amount at least as great as the face amount presently in effect. Proceeds received thereunder shall be held by the
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Corporation in trust for the initial or primary purpose of carrying out the
Corporation's obligations under this Agreement. The Corporation shall have the right to take out additional insurance on the life of the Executive and when the Board of Directors determines that additional insurance may be necessary and in the interest of the Corporation in order to carry out its obligations under this Agreement. The Corporation shall pay all premiums on such insurance and shall render proof of payment of the Executive within fifteen (15) days after the payment of premiums. Said life insurance policy is more particularly described on Exhibit "A," which is hereto attached and by reference made a part hereof -

     2.  OWNERSHIP.  The Corporation shall be the sole owner of said insurance
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policy or policies and to any premiums or dividends declared and unpaid upon said policy or policies.

     3.  PURCHASE OF STOCK UPON DEATH.  Upon the death of the Executive, the
         ----------------------------
Corporation shall purchase with the proceeds of the insurance from the policy or policies described on Exhibit "A" from the estate of the decedent or his surviving spouse, if any, at the option of the estate of the decedent or his surviving spouse, shares of stock to the Corporation now owned or hereafter acquired by the Executive, to the extent, and on the terms and conditions otherwise set forth herein. The purchase price of such share of stock shall be the value computed in accordance with the terms of the next succeeding paragraph. Upon written demand of the personal representative of the decedent's estate the Corporation shall purchase that number of shares, including shares

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subject to outstanding options or warrants owned by the Executive at the time of his death up to an aggregate sale price of One Million Dollars ($1,000,000.00). The Corporation shall not be required to purchase any shares which would have a value in excess of One Million Dollars ($1,000,000.00). The personal representative of the Executive shall have a period of one (1) year from the date of the death of such deceased Executive to give notice and demand of the purchase of the shares of stock.

     4.  PURCHASE PRICE.  The purchase price of each share of stock shall be the
         --------------
mean average of the market price of such shares (daily NASDAQ closing "asking" price if stock is traded OTC) of the stock during the ninety (90) days next preceding the written demand upon the corporation to purchase such shares.

The purchase price for shares of options and warrants to purchase shares of stock owned by decedent shall be the market price determined in the same manner less the exercise price of such options and warrants.

     5.  PAYMENT OF PURCHASE PRICE.  The purchase price for the shares of common
         -------------------------
stock to be purchased shall be paid by the Corporation to the estate of the deceased Executive within thirty (30) days after notification of the Corporation by the personal representative of the Executive in writing that (a) the personal representative had qualified as such, and (b) the number of shares, warrants, options or rights to purchase which the estate would require the Corporation to purchase out



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of the proceeds of said insurance policies, or as soon thereafter as the
Corporation has received the insurance proceeds.

     6.  RESTRICTIONS ON SALE.  In the event and to the extent that the personal
         --------------------
representative of the Corporation elects not to sell any or all of the shares of stock which the personal representative could sell pursuant to the provisions of this Agreement, the personal representative and other beneficiaries, heirs, and assigns of the decedent shall be precluded from selling such shares of stock to anyone for a period of two (2) years after the date of the Executive's death, except that said shares may be transferred into the names of decedent's heirs and beneficiaries and the stock sold under Rules 144 of the Securities Act of 1933, as amended. All certificates representing such shares shall be legended to reflect the restriction herein contained and the Corporation's transfer agent shall be issued appropriate "stop transfer" instructions.

     7.  DELIVERY OF STOCK.  Upon the payment of the purchase or redemption
         -----------------
price to the estate of the Executive determined as aforesaid, the legal representative of the decedent shall assign and deliver certificates representing the specified number of shares, options and warrants to the Corporation.

     8.  PURCHASE OF INSURANCE POLICY UPON WITHDRAWAL OF PARTY.
         -----------------------------------------------------

In the event that the Executive terminates employment with the Corporation or disposes of all or substantially all of his stock in the Corporation, the Executive shall have the right to purchase from the Corporation the insurance policy or policies of his life for a price



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equal to the cash surrender value of such policy as of the date of his termination or final stock disposition. Such right to purchase may be exercised and the price paid within ninety (90) days after occurrence of termination or disposition. Upon payment therefor, the Corporation shall deliver the policy to the Executive and execute any necessary instruments of transfer.

In the event the Executive fails to exercise his right granted herein to purchase the policy or policies upon his termination or final stock disposition, the Corporation may then cancel all insurance policies covering the life of such Executive.

     9.  TERM. This Agreement shall terminate upon the occurrence the following events:

     (a) Cessation of business by the Corporation;

     (b) Bankruptcy, receivership or dissolution of the Corporation;

     (c) Voluntary agreement of all parties then bound hereby; and

     Until this Agreement is terminated as provided herein, the Corporation shall have the obligation to maintain in effect the insurance policies described in Paragraph 1 hereof. In the event of the cancellation or failure to renew all or any portion of such policies, the Corporation shall replace such policies or portion thereof without any interruption in coverage.

     10.  BENEFIT.  This Agreement shall be binding upon each of the parties,
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respective heirs, legal representatives, successors or assigns.  The Executive in furtherance of this Agreement shall



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execute, a will directing his personal representative to act pursuant to this
Agreement and to execute such documents as may be necessary to effectuate the purposes hereof, but failure to execute such will shall not affect any rights or obligations of either the Executive, his personal representative, or of the Corporation.

     11. ARBITRATION OF DISPUTES.  In the event the parties hereto are unable to
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resolve, amicably, any dispute arising out of or in any way related to this
Agreement or the right or remedy arising from it, such party shall have the right to invoke the remedy of arbitration by noticing his determination to do so to the other party. The notice shall fairly and fully set forth the conditions of the noticing party, in the nature of a complaint and shall appoint one (1) arbitrator. Within ten (10) days thereafter the party opposed shall designate one (1) arbitrator. Opposition shall be the nature of an answer in an action at law. The arbitration shall thereafter be carried out upon the terms and conditions, rules and regulations then pertaining to the American Arbitration Association at Clarksburg, West Virginia. In the event of disagreement between the arbitrators a third arbitrator shall be designated by the American Arbitration Association. Judgment on the arbitrators, award may be entered as a judgment in any court of record having jurisdiction.

     IN WITNESS WHEREOF, the Executive has hereunto signed his name, and said Corporation has caused its corporate name to be signed hereto and its corporate seal hereunto affixed, by its proper officers heretofore duly authorized, the day and year first above written.



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                                  EXECUTIVE:


                                        /s/ Steven R. Williams   (SEAL)
                                      -------------------------
                                            STEVEN R. WILLIAMS


                                  CORPORATION:

                                            PETROLEUM DEVELOPMENT CORPORATION,
                                            a Nevada corporation

(CORPORATE SEAL)
                                            By /s/ James N. Ryan
                                               -----------------------------
                                                   James N. Ryan

                                                   Its     CEO
                                                      --------------
ATTEST:

/s/   Roger J. Morgan
---------------------
     Secretary

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STATE OF WEST VIRGINIA

COUNTY OF HARRISON, TO-WIT;

The foregoing instrument was acknowledged before me this 19th day of October, 1991, by STEVEN R. WILLIAMS.

My commission expires       July 31, 2001
                         ----------------
(Notarial Seal)

                                Marjorie Ann Desmond
                                ---------------------
                                    Notary Public


STATE OF WEST VIRGINIA

COUNTY OF HARRISON, TO-WIT:

The foregoing instrument was acknowledged before me this   27th  day
                                                         -------
of October, 1991, by   James N. Ryan,  CEO of PETROLEUM DEVELOPMENT CORPORATION,
                     ---------------  ----
a Nevada corporation, on behalf of the corporation.

     My commission expires    July 31, 2001
                            -------------------

                              Marjorie Ann Desmond
                            ---------------------
                                    Notary Public



This instrument prepared by:

Roger J. Morgan, Esquire
YOUNG, MORGAN & CANN, Attorneys at Law
Suite One, Schroath Building, Clarksburg, West Virginia  26301


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